Exhibit 10.18
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                        TRIANGLE PACIFIC CORP.
                   SUPPLEMENTAL PROFIT SHARING AND
                     DEFERRED COMPENSATION PLAN


     THIS PLAN, made and executed at Dallas, Texas by Triangle Pacific Corp., a Delaware corporation (the "Company"), is being established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its participating affiliates.

                             ARTICLE I.

                            DEFINITIONS

     Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:



     (a)   "Account" or "Accounts" means a Participant's Employer
Contribution Account and Deferral Account.

     (b) "Adjustment Date" means the last day of each calendar month and such other dates as the Administrative Committee in its discretion may prescribe.

     (c) "Affiliated Company" means any corporation or organization which together with the Company would be treated as a single employer under Section 414 of the Code.

     (d) "Administrative Committee" means the committee designated pursuant to Section 2.1 to administer this Plan.

     (e)   "Board" means the Board of Directors of Triangle Pacific
Corp.

     (f) "Change of Control" with respect to an entity which is a corporation means: (a) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the entity is then subject to such reporting requirement; (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the entity representing more than 50% of the combined voting power of the entity's then outstanding voting securities; (c) the entity is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the board of directors of such entity in office immediately prior to such transaction or event constitute less than a majority of the board of directors of such entity thereafter; or
(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of such entity (including for this purpose any new director whose election or nomination for election by the entity's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors of the entity.

     (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (h)   "Company" means Triangle Pacific Corp. and its successors.

     (i) "Compensation" means the sum of (i) the fixed remuneration payable by an Employer to an Employee for personal services rendered to an Employer to the extent includible in the gross income of the Employee, including wages and salaries, but excluding any benefits paid under this Plan or the Profit Sharing Plan, any payments for overtime work, commissions, any bonuses of any kind or nature, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits, plus (ii) any elective contributions made to a plan by an Employer on behalf of such Employee which are not includible in the gross income of the Employee under Sections 125, 402(a)(8) or 402(h) of the Code.

     (j) "Deferral Account" means the account established and maintained on the books of an Employer to record a Participant's interest under this Plan attributable to amounts credited to such Participant pursuant to Plan Section 3.3 and Section 3.4.

     (k) "Election Period" means such period immediately prior to the beginning of a Plan Year specified by the Administrative Committee for the making of deferral elections for such Plan Year pursuant to Plan Sections 3.3 and 3.4.

     (l) "Eligible Employee" means any employee of an Employer who is one of a select group of management or highly compensated employees designated by the Chairman of the Board as an Eligible Employee for purposes of the Plan.

     (m) "Employer" includes the Company and any other Affiliated Company which adopts this Plan with the consent of the Chairman of the Board.

     (n) "Employer Contribution Account" means the account established and maintained on the books of an Employer to record a Participant's interest under this Plan attributable to amounts credited to such Participant pursuant to Plan Section 3.2.

     (o) "Participant" means an Eligible Employee or former Eligible Employee for whom an Account is being maintained under this Plan.

     (p) "Plan" means this Triangle Pacific Corp. Supplemental Profit Sharing and Deferred Compensation Plan as in effect from time to time on and after December 1, 1994.

     (q) "Plan Year" means the twelve-month period commencing each January 1 and ending the following December 31.

     (r)   "Profit Sharing Plan" means the Triangle Pacific Corp.
Salaried Employees Profit Sharing Plan, as in effect from time to time, and any successor plan thereto.


                               ARTICLE II.

                           PLAN ADMINISTRATION

     Section 2.1 Administrative Committee. This Plan shall be administered by an Administrative Committee composed of at least three individuals appointed by the Chairman of the Board. Each member of the Administrative Committee so appointed shall serve in such office until his or her death, resignation or removal by the Chairman of the Board. The Chairman of the Board may remove any member of the Administrative Committee at any time by giving written notice thereof to the members of the Administrative Committee. Vacancies shall likewise be filled from time to time by the Chairman of the Board. The Administrative Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan, including without limitation, authority to determine eligibility for benefits under the Plan. The Administrative Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Administrative Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination or other exercise by the Administrative Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Administrative Committee to reconsider and redetermine such action.

     Section 2.2 Indemnification of Administrative Committee. The Employers shall indemnify and hold harmless each member of the Administrative Committee and each director, officer and employee of an Employer against any claim, cost, expense (including attorneys' fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Administrative Committee or any other act or omission to act relating to this Plan, except in the case of such person's fraud or willful misconduct.


                             ARTICLE III.

                    DEFERRED COMPENSATION PROVISIONS

     Section 3.1 Participant Accounts. An Employer shall establish and maintain on its books an Employer Contribution Account and a Deferral Account for each Eligible Employee employed by such Employer. Each such Account shall be designated by the name of the Participant for whom it is established. The amount of any Employer contribution declared by an Employer for a Plan Year for a Participant pursuant to Section 3.2 shall be credited by such Employer to such Participant's Employer Contribution Account as of the last day of the Plan Year with respect to which such contribution is made. The amount of any base salary and/or cash bonus from an Employer for a Plan Year that is deferred for a Participant pursuant to Section 3.3 and/or Section 3.4 shall be credited by such Employer to such Participant's Deferral Account as of the date such amount would otherwise have been paid to such Participant by such Employer. An Employer shall continue maintaining an Account as long as a positive balance remains credited to such Account.

     Section 3.2 Employer Contributions. As of the last day of each Plan Year, each Employer shall declare an Employer contribution for each Participant who is an Eligible Employee of the Employer as of the last day of such Plan Year in an amount equal to the excess of (i) the amount that would have been allocated to such Participant's "Profit Sharing Contribution Account" under the Profit Sharing Plan as of the last day of such Plan Year had the employer profit sharing contribution and forfeitures under the Profit Sharing Plan for such Plan Year been allocated among eligible participants' accounts thereunder in accordance with the profit sharing contribution allocation formula in effect under the Profit Sharing Plan as of December 31, 1993, over (ii) the actual amount of employer contributions and forfeitures allocated to such Participant's "Profit Sharing Contribution Account" under the Profit Sharing Plan for such Plan Year. In addition, as of the last day of each Plan Year, each Employer may declare an additional Employer contribution in such amount as may be determined by such Employer in its absolute discretion. Any such additional Employer contribution shall be allocated among and credited to the Employer Contribution Accounts of each Participant who is an Eligible Employee of such Employer as of the last day of such Plan Year and who completed a "Year of Service" for purposes of the Profit Sharing Plan during such Plan Year in the proportion that the Compensation of each such Participant for that Plan Year bears to the total Compensation of all such eligible Participants for that Plan Year.

     Section 3.3 Compensation Deferral Election. If the Company so permits in its absolute discretion, as determined by the Chairman of the Board, during the Election Period prior to the beginning of a Plan Year, an Eligible Employee may elect to have the payment of an amount of up to 25% of the annual base salary otherwise payable by an Employer to such Eligible Employee for such Plan Year deferred for payment in the manner and at the time specified in Article IV; provided, however, that the minimum amount of annual base salary that an Eligible Employee may elect to defer for a Plan Year pursuant to this Section 3.3 is $5,000. The amount of annual base salary a Participant elects to defer pursuant to this Section 3.3 shall be deducted from the Participant's pay in substantially equal amounts over all pay periods during the Plan Year. All elections made pursuant to this Plan Section 3.3 shall be made in writing on a form prescribed by and filed with the Administrative Committee and shall be irrevocable.

     Section 3.4 Bonus Deferral Election. If the Company so permits in its absolute discretion, during the Election Period prior to the beginning of a Plan Year, an Eligible Employee may elect to have the payment of an amount up to 50% of the cash portion of any future bonus otherwise payable by an Employer with respect to services to be performed by such Eligible Employee during such Plan Year deferred for payment in the manner and at the time specified in Article IV; provided, however, that the minimum amount of a bonus that an Eligible Employee may elect to defer pursuant to this Section 3.4 is $5,000 or, if less, 50% of the cash portion of such bonus. All elections made pursuant to this Plan Section 3.4 shall be made in writing on a form prescribed by and filed with the Administrative Committee and shall be irrevocable.

     Section 3.5 Account Adjustments. As of each Adjustment Date, the amount credited to each Account shall be adjusted to reflect such gain, loss and/or expenses as the Administrative Committee shall reasonably determine to be appropriate based on the experience of the investments selected by the Participant for the investment of such Account and taking into account additional deferrals credited to and distributions made from such Account since the last Adjustment Date. The Administrative Committee shall have sole and absolute discretion with respect to the number and type of investment choices made available for selection by Participants pursuant to this Section and the method by which adjustments are made. The designation of investment choices by the Administrative Committee shall be for the sole purpose of adjusting Accounts pursuant to this Section; provided, however, that an Employer may invest a portion of its general assets in investments, including investments which are the same as or similar to the investment choices designated by the Administrative Committee and selected by Participants, but any such investments shall remain part of the general assets of such Employer and shall not be deemed or construed to grant a property interest of any kind to any Participant, designated beneficiary or estate, except as provided under a grantor trust which conforms to the terms of the model trust described in Revenue Procedure 92-64. The Administrative Committee shall notify the Participants of the investment choices available and the procedures for making and changing investment elections.

     Section 3.6 Vesting. If a Participant is not fully vested and does not become fully vested in the amount credited to his or her "Profit Sharing Contribution Account" under the Profit Sharing Plan at the time of his or her termination of employment with an Employer or Affiliated Company for any reason other than transfer of employment to another Employer or Affiliated Company, the amount credited to such Participant's Employer Contribution Account hereunder shall be reduced at the time of such termination of employment to an amount equal to the amount then credited to said Employer Contribution Account multiplied by the vested percentage applicable to such Participant's "Profit Sharing Contribution Account" under the Profit Sharing Plan as of the date of such termination of employment. The amount of such reduction shall be a forfeiture for such Plan Year to be allocated as provided in Section
3.7. All amounts credited to a Participant's Deferral Account shall be fully vested and nonforfeitable at all times. The preceding provisions of this Section to the contrary notwithstanding, (i) in the event of a Change of Control of the Company, the Accounts of all Participants in the employ of an Employer on the date of such Change of Control shall become fully vested and nonforfeitable and (ii) in the event of a Change of Control of an Employer other than the Company, the Accounts maintained by such Employer of all Participants in the employ of any Employer on the date of such Change of Control, and the Accounts maintained by other Employers of all Participants in the employ of the Employer undergoing the Change of Control on the date of such Change of Control, shall become fully vested and nonforfeitable.

     Section 3.7 Allocation of Forfeitures. The amount of any forfeitures arising during a Plan Year shall be allocated and credited as of the last day of such Plan Year as an additional Employer contribution in accordance with the provisions of Section 3.2 hereof.


                             ARTICLE IV.

                              BENEFITS

     Section 4.1 Source of Benefit Payments. Benefit payments to be made with respect to a Participant's Accounts maintained pursuant to the Plan will be paid in cash and will be the obligation solely of the Employer maintaining such Accounts; provided, however, that whenever a payment hereunder is to be made by an Employer, the Company may, in its discretion, satisfy such payment obligation on behalf of such Employer, and the Company will be liable to satisfy any such payment obligation in the event the Employer otherwise liable therefor fails to pay such amount when due for any reason. Obligations of the Company and each Employer as provided herein shall also be obligations of any successor to any such entity, by reason of merger, liquidation, reorganization or other similar transaction, or by reason of the sale or other transfer of substantially all of the assets of any such entity.

     Section 4.2 Amount of Benefit Payments. The amount payable from a Participant's Accounts shall be determined based upon the amount credited to such Accounts as of the Adjustment Date immediately preceding the date of payment after any reduction described in Section 3.6, plus any deferrals credited to and less any distributions made from such Accounts since such Adjustment Date. The amount of each payment made with respect to an Account shall be deducted from the balance credited to such Account at the time of payment.

     Section 4.3 Timing of Payment. Upon a Participant's termination of employment with an Employer or Affiliated Company for any reason other than transfer to employment with another Employer or Affiliated Company, the amount payable from such Participant's Accounts, as determined in accordance with Section 4.2, shall be paid by the Employer to such Participant (or, in the event of the Participant's death, to the beneficiary or beneficiaries designated by such Participant pursuant to Plan Section 4.4) in a single lump sum in cash as soon as practicable but no later than 15 days following the Participant's termination of employment.

     Section 4.4 Designation of Beneficiaries. Any amount payable under this Plan on account of the death of a Participant shall be paid when otherwise due hereunder to the beneficiary or beneficiaries designated by such Participant. Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by and filed with the Administrative Committee and shall remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Administrative Committee. If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who either predecease the Participant or survive the Participant but die prior to receiving the full amount payable under this Plan, any remaining amount payable under this Plan shall be paid to such Participant's estate when otherwise due hereunder.

     Section 4.5 Hardship Distributions. If a Participant encounters an unanticipated severe financial emergency which is caused by an event or series of events beyond the control of such Participant and which has or will result in a severe financial hardship to such Participant if he or she does not receive an early distribution from a Deferral Account being maintained for such Participant under this Plan, the Administrative Committee in its absolute discretion may direct the Employer maintaining such Deferral Account to pay to such Participant and deduct from such Deferral Account such portion of the amount then credited to such Deferral Account (including, if appropriate, the entire amount determined in accordance with Section 4.2) as the Administrative Committee shall determine to be necessary to alleviate the severe financial hardship of such Participant. No distribution shall be made to a Participant pursuant to this Section 4.5 unless such Participant requests such a distribution in writing and provides to the Administrative Committee such information and documentation with respect to his or her financial emergency and hardship as may be requested by the Administrative Committee.


                            ARTICLE V.

                     AMENDMENT AND TERMINATION

     Section 5.1 Amendment and Termination. The Board shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and the Board shall have the right and power at any time to terminate this Plan or any Employer's participation hereunder. Any amendment to or termination of this Plan shall be made by or pursuant to a resolution duly adopted by the Board and shall be evidenced by such resolution or by a written instrument executed by such person as the Board shall authorize for such purpose. Any provision of this Plan to the contrary notwithstanding, no amendment to or termination of this Plan shall reduce the amounts actually credited to a Participant's Accounts as of the date of such amendment or termination, or further defer the dates for the payment of such amounts, without the consent of the affected Participant. Upon termination of this Plan, the Administrative Committee shall calculate final Account balances and each Employer shall make immediate lump sum payments to each Participant (or beneficiary in the case of a deceased Participant) with respect to which such Employer maintains an Account in the amount determined to be credited to such Participant's Accounts as of the final Adjustment Date.

     Section 5.2 Change of Control. The preceding provisions of this Article to the contrary notwithstanding, (i) no action to amend or terminate this Plan taken on or within two years following a Change of Control of the Company shall be effective unless written consent thereto is obtained from a majority of the Participants in the Plan at such time, and (ii) no action to amend or terminate this Plan with respect to Participants for whom an Employer other than the Company is maintaining an Account taken on or within two years following a Change of Control of such Employer shall be effective unless written consent thereto is obtained from a majority of such Participants.


                            ARTICLE VI.

                     MISCELLANEOUS PROVISIONS

     Section 6.1 Nature of Plan and Rights. This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers. The Accounts established and maintained under this Plan by an Employer are for its accounting purposes only and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by an Employer to Accounts maintained under this Plan are and for all purposes shall continue to be a part of the general assets and liabilities of such Employer, and to the extent that a Participant, designated beneficiary or estate acquires a right to receive a payment from such Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer; provided, however, that the Company shall establish and fund for purposes of satisfying its obligations hereunder, a grantor trust which conforms to the terms of the model trust described in Revenue Procedure 92-64.

     Section 6.2 Spendthrift Provision. No Account balance or other right or interest under this Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated beneficiary or estate.

     Section 6.3 Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant's employment with an Employer, and such Employer may terminate the employment of such Participant as freely and with the same effect as if this Plan had not been established.

     Section 6.4 Adoption by Other Employers. With the consent of the Chairman of the Board, this Plan may be adopted by any Affiliated
Company, such adoption to be effective as of the date specified by such Affiliated Company at the time of adoption.

     Section 6.5 Claims Procedure. If any person (hereinafter called the "Claimant") feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Administrative Committee. Within sixty days following the receipt of such claim the Administrative Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within sixty days following the receipt of such notice, in writing request to appear before the Administrative Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Administrative Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Administrative Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and the Administrative Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The final decision of the Administrative Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

     Section 6.6 Reimbursement of Expenses. In the event that a dispute arises between a Participant or beneficiary and the Participant's Employer or the Company with respect to the payment of benefits hereunder and the Participant or beneficiary is successful in pursuing a benefit to which he or she is entitled under the terms of the Plan against the Participant's Employer, the Company or any other party in the course of litigation or otherwise and incurs attorneys' fees, expenses and costs in connection therewith, the Participant's Employer and the Company shall be liable for reimbursing the Participant or beneficiary for the reasonable amount of any such attorneys' fees, expenses and costs, and for the payment to the Participant or beneficiary of interest on the amount recovered calculated from the date the payment should have been made in accordance with this Plan using the prime rate published in the Wall Street Journal during such period.

     Section 6.7 Withholding Tax. There shall be deducted from all amounts paid under this Plan any taxes required to be withheld by any Federal, state, local or other government. The Participant and/or his or her beneficiary (including his or her estate) shall bear all taxes on amounts paid under this Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

     Section 6.8 Arbitration. Any dispute, controversy, or claim arising out of or relating to this Plan shall be settled by arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

     Section 6.9 Applicable Law. This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.

     IN WITNESS WHEREOF, this Plan has been executed on this 21st day of December, 1994 to be effective as of January 1, 1994.

                                           TRIANGLE PACIFIC CORP.


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